Exhibit 99.1

                                  NEWS RELEASE


For Immediate Release
Contact:
Terry Robinson
President and  CEO
North Bay Bancorp
707-259-2346

                North Bay Bancorp Announces Stock Repurchase Plan

Napa, CA - August 27, 2002- North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, today announced that its Board of Directors approved a plan to repurchase shares of the Company's common stock for an aggregate price totaling not more than $1,000,000. Purchases are to be made, as conditions warrant, from time to time in the open market. The duration of the program is open-ended and the timing of purchases will depend on market conditions.

Terry Robinson, President and CEO of North Bay Bancorp, stated, "We believe that the repurchase of stock from time to time represents a favorable and prudent investment opportunity for the Company, which should enhance earnings per share and shareholder value. North Bay's strong capital position and increasing profitability support the initiation of this new program."

On July 26, 2002, North Bay Bancorp announced 2002 Second Quarter earnings of $876,955, or $.41 per share, a 41% increase compared with 2001 Second Quarter earnings. Year-to-date earnings as of June 30, 2002 were $1,654,852, or $.78 per share, a 41% increase compared with earnings for the first half of 2001. Total assets as of June 30, 2002 were $362,690,383.

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.